Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of SAB Biotherapeutics, Inc. (formerly known as Big Cypress Acquisition Corp.) on Form S-8 of our report dated April 2, 2021, with respect to our audit of the financial statements of Big Cypress Acquisition Corp. (now known as SAB Biotherapeutics, Inc.) as of December 31, 2020 and for the period from November 12, 2020 (inception) through December 31, 2020, which report appears in the Registration Statement and accompanying Prospectus on Form S-1 (File No. 333-261496). We were dismissed as auditors on November 15, 2021, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

February 1, 2022